Exhibit 23.2

                          Independent Auditors' Consent


We consent to incorporation by reference in the registration Statement on Form S-8 of Wyman Park Bancorporation, Inc. of our report dated July 18, 1997, relating to the consolidated statements of condition of Wyman Park Federal Savings and Loan Association and Subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended June 30, 1997, which report is contained in Wyman Park Bancorporation, Inc.'s Registration Statement on Form SB-2 (File No. 333-36119).

/s/ Wooden & Benson


Baltimore, Maryland
March 10, 1999